[Mattel letterhead]

                                                      EXHIBIT 5.0


                           July 22, 1994





The Stock Option Committee of the
 Board of Directors of Mattel, Inc.
333 Continental Blvd.
El Segundo, California  90245


Ladies and Gentlemen:

    I have examined (i) Registration Statement on Form S-8 No. 33-57082, which was filed with the Securities and Exchange Commission (the "SEC") on January 19, 1993 in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 10,312,500 shares of the Common Stock, $1.00 par value per share (the "Common Stock"), of Mattel, Inc., a Delaware corporation (the "Company"), 1,557,087 of which have been offered and sold by the Company pursuant to its 1990 Stock Option Plan (the "1990 Plan") and 8,755,413 of which are to be offered and sold by the Company pursuant to the 1990 Plan and (ii) Registration Statement on Form S-8 No. 33-52723, which was filed with the SEC on March 17, 1994 in connection with the registration under the Securities Act of an aggregate of 1,750,000 shares of Common Stock, 1,387,816 of which have been offered and sold by the Company pursuant to The Fisher-Price Long Term Incentive Plan of 1991 (the "Fisher-Price Plan") and 362,184 of which are to be offered and sold by the Company pursuant to the Fisher-Price Plan. The registration statements listed in clauses
(i) and (ii) above are referred to hereinafter as the "Registration Statements." The 1990 Plan and the Fisher-Price Plan are referred to hereinafter as the "Plans." The aggregate of 9,117,597 shares of Common Stock which have not been issued upon the exercise of options granted under the Plans are referred to hereinafter as the "Stock." The shares of Common Stock referenced in clause (i) of the first sentence of this paragraph have been adjusted to reflect a 3 for 2 stock split on June 2, 1993 and a 5 for 4 stock split on January 7, 1994.



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The Stock Option Committee of the
Board of Directors of Mattel, Inc.
Page 2



    I am rendering this opinion in my capacity as the Senior Vice President and General Counsel of the Company. I have examined the Company's Restated Certificate of Incorporation and Bylaws, the corporate minute books and the Plans. I have also examined the records of corporate proceedings taken in connection with the approval of the Plans and the offer and sale of the Stock in connection therewith.

    Based upon the foregoing examinations and upon the applicable laws, I am of the opinion that subject to compliance with the applicable state securities and "blue sky" laws, the shares of Stock, when offered, sold and paid for in accordance with the Plans, have been duly authorized and will be validly issued, fully paid and non-assessable.

    I hereby consent to the use of this opinion as an exhibit to the Registration Statements.


                         Respectfully submitted,



                         /s/ N. Ned Mansour
                         -------------------------
                         Ned Mansour
                         Senior Vice President and
                         General Counsel

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